UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 6, 2021

American River Bankshares

(Exact name of registrant as specified in its chapter)

California	0-31525	68-0352144

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Zinfandel Drive, Suite 450, Rancho Cordova, California	95670
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(916) 851-0123

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, no par value	AMRB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On August 6, 2021, pursuant to the Agreement to Merge and Plan of Reorganization, dated April 16, 2021, (the “Merger Agreement”), between Bank of Marin Bancorp, a California corporation (“Marin”), and American River Bankshares, a California corporation (the “Company”), the Company merged with and into Marin with Marin continuing as the surviving corporation (the “Merger”).

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As referenced above, on August 6, 2021, pursuant to the Merger Agreement, the Company merged with and into Marin with Marin continuing as the surviving corporation. Immediately after the Merger, American River Bank, a wholly owned bank subsidiary of the Company, merged with and into Bank of Marin, a wholly owned bank subsidiary of Marin, with Bank of Marin continuing as the surviving bank.

Pursuant to the terms and conditions set forth in the Merger Agreement, each outstanding Company common share, no par value per share (“Company Common Shares”) was converted into the right to receive 0.575 (the “Merger Consideration”) of a share of Marin’s common stock (“Marin Common Stock”). For each fractional share that would have otherwise been issued, Marin will pay cash in an amount equal to such fraction multiplied by $33.59.

In addition, each outstanding option to acquire shares of Company Common Shares (a “Company Option”) was cancelled and entitled the holder to receive an amount in cash as determined in accordance with the Merger Agreement, less any applicable taxes required to be withheld with respect to such payment.

Any vesting conditions applicable to outstanding restricted share awards under the Company’s equity incentive plans were automatically accelerated in full and entitled the holder of such awards or units to receive the Merger Consideration, less any applicable taxes required to be withheld with respect to such vesting.

As a result of the Merger, Marin will deliver approximately 3.4 million shares of Marin Common Stock valued at $36.15 per share on August 6, 2021, the last trading day prior to consummation of the Merger. The value of the total merger consideration, including the cash paid for outstanding AMRB stock options, was approximately $125 million.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 19, 2021, which is incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 6, 2021, the Company notified the NASDAQ Stock Market (“NASDAQ”) that trading in the Company Common Shares should be halted prior to market open on August 9, 2021, and that the listing of the Company Common Shares should be removed. The Company requested, and NASDAQ filed, a notification of removal from listing of the Company Common Stock on Form 25 with the Securities and Exchange Commission.  The Company intends to file a Form 15 with respect to the Company Common Shares requesting the deregistration of the Company Common Shares under Section 12 of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Item 2.01 and Item 3.01 is incorporated into this Item 3.03 by reference.

Item 5.01.	Changes in Control of Registrant.

The information set forth under Item 2.01 is incorporated into this Item 5.01 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2021, effective upon the consummation of the Merger, the Company’s directors and executive officers ceased serving in such capacities.

Item 8.01.	Other Events.

On August 9, 2021, Marin issued a press release announcing the completion of the Merger. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

2.1	Agreement to Merge and Plan of Reorganization, dated as of April 16, 2021, between Bank of Marin Bancorp and American River Bankshares (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 19, 2021 and incorporated herein by reference).

99.1	Press Release, dated August 9, 2021, (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Bank of Marin Bancorp on August 9, 2021).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF MARIN BANCORP AS SUCCESSOR TO AMERICAN RIVER BANKSHARES (Registrant)
Date: August 9, 2021	By:	/s/ Tani Girton
Tani Girton Executive Vice President and Chief Financial Officer